Exhibit 99.1

For Immediate Release

Contact:

Al Palombo
Dan Coccoluto	Lester Rosenkrantz
Omtool, Ltd.	Cameron Associates
Chief Financial Officer	Investor Relations
603-898-8900, ext. 1446	(212) 245-8800 Ext. 209
coccoluto@omtool.com	al@cameronassoc.com

OMTOOL REPORTS CONTINUED PROFITABILITY WITH SECOND QUARTER 2005 RESULTS

Sales from AccuRouteTM Account for More Than 50% of Quarterly Software License Revenues

SALEM, N.H., July 28, 2005 — Omtool, Ltd. (NASDAQ: OMTL),  a leading provider of electronic business document exchange systems and software, today reported results of operations for the quarter ended June 30, 2005.

Total revenues for the quarter ended June 30, 2005 were approximately $3.6 million compared with revenues of approximately $3.4 million for the second quarter of 2004, representing a 6% increase.  Software license revenues from Omtool’s AccuRoute product accounted for more than 50% of software license revenues for the quarter ended June 30, 2005.

For the six-month periods ended June 30, 2005 and 2004, total revenues were $7.4 million.  Software license revenues from Omtool’s AccuRoute product increased by 53% in the first six months of 2005 compared to the same period in 2004 and represented 48% of overall software license revenues for the first six months of 2005 compared to only 35% for the same period in 2004. Total software license revenues increased by 7%, or $152,000 during the first six months of 2005 as compared to the same period in 2004.

Operating expenses for the quarter ended June 30, 2005 were approximately $2.4 million as compared to approximately $2 million for the quarter ended June 30, 2005.  Consistent with the guidance provided earlier this year, Omtool has and will continue to increase its sales and marketing expenditures as it pursues an accelerated plan for the expansion of its AccuRoute product into the legal, finance, and healthcare markets.  As a result of these strategic initiatives, sales and marketing expenses for the quarter ended June 30, 2005 were 15% higher than for the quarter ended June 30, 2004.  Additionally, the company continues to incur previously anticipated Sarbanes-Oxley compliance related expenses.  As a result of the combination of these factors, net income for the quarter ended June 30, 2005 was approximately $12,000 or $0.00 per share, on a basic and diluted basis, as compared to a net profit of approximately $278,000 or $0.07 per share, on a basic and diluted basis for the same quarter of 2004.

Operating expenses for the six months ended June 30, 2005 increased by $603,000 as compared to the same period in 2004, led primarily by Sarbanes-Oxley compliance related expenses and planned increases in sales and marketing expenses. For the first six months of 2005, Omtool recorded net income of approximately $154,000 or $0.04 per share, on a basic and diluted basis, as compared to net income of approximately $657,000 or $0.17 per fully diluted share and $0.18 per basic share for the first six months of 2004.

Omtool had an ending cash balance of approximately $11.1 million dollars, an increase of approximately $470,000 from its December 31, 2004 balance.

Commenting on the results, Robert L. Voelk, Omtool’s Chairman, President, and Chief Executive Officer stated, “AccuRoute accounted for over half of our software license revenues for the second quarter.  We have seen solid growth from our AccuRoute product over the past six quarters and expect that trend to continue.  During the past quarter we added 21 new law firms to our client roster bringing the total number of law firms using AccuRoute to 89.”

Voelk commented further, “As indicated last quarter, we intend to continue to increase our sales and marketing investments in the legal vertical however we are also making strategic investments in the finance and the healthcare markets as well.  We estimate that on a combined basis these markets are more than ten times the size of the legal vertical we have focused on to date.   Although, as we indicated when we announced our strategic plans earlier this year, we do not anticipate that these investments will contribute significantly to our revenues during 2005, we do however believe that our continued success in the legal vertical will offset expected declines in our legacy fax business and will enable us to generate modest year-over-year growth.  We also anticipate that the strength of our legal market business will largely allow us to absorb both the strategic sales and marketing investments we are making and our substantial Sarbanes-Oxley compliance costs.  It will also allow us to undertake an aggressive expansion into the finance vertical and shortly thereafter, the healthcare vertical, without incurring a significant loss in 2005.”

“With our AccuRoute legal sales providing modest revenue growth, net of the continued and expected decline in our legacy fax business, we expect these new vertical markets to provide significant revenue growth in 2006 and beyond,” Voelk concluded.

About Omtool, Ltd.:

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange.  Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure.  Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices.  Based in Salem, N.H., and with an office in the United Kingdom, Omtool can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute™ products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax™ software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; dependence on continuing market acceptance of Fax Sr. NT™ software; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; Omtool’s ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs and Genifax software products; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; our ability to manage expansion; reductions in staff; the effectiveness of Omtool’s disclosure controls and procedures and internal control over financial reporting; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2005 and Omtool’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2005.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

Consolidated Statements of Operations

(in Thousands except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
Revenues:
Software license	$1,138	$1,131	$2,456	$2,304
Hardware	722	448	1,559	1,616
Service and other	1,710	1,788	3,417	3,476
Total revenues	3,570	3,367	7,432	7,396
Cost of revenues:
Software license	50	87	72	118
Hardware	484	314	1,027	989
Service and other	682	644	1,399	1,392
Total cost of revenues	1,216	1,045	2,498	2,499
Gross profit	2,354	2,322	4,934	4,897
Operating expenses:
Sales and marketing	1,141	988	2,320	2,032
Research and development	521	482	1,038	953
General and administrative	725	573	1,501	1,271
Total operating expenses	2,387	2,043	4,859	4,256
Income (loss) from operations	(33)	279	75	641
Interest and other income	45	37	86	74
Income before tax provision	12	316	161	715
Tax provision	—	38	7	58
Net Income	$12	$278	$154	$657

Net income per share
Basic	$0.00	$0.07	$0.04	$0.18
Diluted	$0.00	$0.07	$0.04	$0.17

Weighted average number of common shares outstanding
Basic	3,915	3,834	3,904	3,678
Diluted	4,048	4,055	4,051	3,862

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets	June 30, 2005	December 31, 2004
(in Thousands)	(Unaudited)

Assets:
Cash and cash equivalents	$11,125	$10,655
Accounts receivable, net	1,350	1,803
Inventory	18	138
Prepaids and other	321	279
	12,814	12,875
Property and equipment, net	190	213
Other assets	12	12
	$13,016	$13,100
Liabilities and stockholders’ equity:
Accounts payable	$867	$850
Accrued expenses	1,266	1,258
Accrued state sales tax	596	700
Deferred revenue	3,458	3,661
	6,187	6,469
Stockholders’ equity	6,829	6,631
	$13,016	$13,100